Exhibit A



Security                                               Record Holders
--------                                               --------------


Common Stock, par value $0.10 per share                     1


Common Stock Purchase Rights                                1


1.5% Convertible Senior Notes due 2024                     1-2


1.875% Convertible Senior Notes due 2024                    1


4.5% Convertible Senior Subordinated Notes due 2008        60